Exhibit 107

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

DNOW Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.01 per share	Other	1,973,000(2)	$13.55(3)	$26,734,150 (3)	0.00014760	$3,945.96

Total Offering Amounts					$26,734,150		$3,945.96

Total Fee Offsets							$0

Net Fee Due							$3,945.96

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) to which this exhibit relates shall also cover any additional shares of the common stock of DNOW Inc. (the “Company,” and such shares, “Company Common Stock”) that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Company Common Stock.

(2)	Represents shares of Company Common Stock reserved for future issuance under the DNOW Inc. 2024 Omnibus Incentive Plan.
(3)

Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and calculated in accordance with Rules 457(c) and 457(h) promulgated thereunder. The aggregate offering price is the average of the high and low prices of shares of Company Common Stock as reported on the New York Stock Exchange on May 20, 2024.